Exhibit 99.1

Liminatus Pharma LLC and Iris Acquisition Corp to combine to incorporate and accelerate much-needed cancer treatments

Businesses announce Definitive Business Combination Agreement and plan to operate under Liminatus Pharma

The transaction values the combined companies at a pro forma enterprise value of $334 million

The immune-modulating cancer treatments being developed by Liminatus are a GCC Vaccine, GCC CAR-T therapy and a CD47 immune checkpoint inhibitor. The GCC vaccine and CAR-T patent portfolio originated from Thomas Jefferson University (TJU). The CD47 checkpoint inhibitor originates from a South Korean biotech company InnoBation Bio Co. Ltd.

The transaction is expected to be completed in the first half of 2023

New York, NY and London, UK – 30th November 2022

Liminatus Pharma LLC (“Liminatus”), a clinical-stage biopharmaceutical company developing novel, immune-modulating cancer therapies and Iris Acquisition Corp (“Iris”) (Nasdaq: IRAA), a publicly traded special purpose acquisition company (“SPAC”) formed for the purpose of acquiring or merging with one or more businesses, today announced they have entered into a definitive business combination agreement. Upon closing of the transaction, the combined company will be renamed “Liminatus Pharma, Inc.”. The combined company’s common stock is expected to be listed on the Nasdaq Capital Market. The transaction funding includes commitments for a $15 million common stock PIPE financing and a $25 million convertible note financing to further support Liminatus’ business growth strategy.

As part of the agreement the new entity is expected to develop three much-needed cancer treatments which have originated from the Thomas Jefferson University (TJU) in the US and a South Korean biotech firm, Innobation Bio Ltd. (“Innobation”). The lead product candidate, the GCC Vaccine is currently in Phase II clinical trials and is designed to elicit immune responses against colorectal, pancreatic, gastric, and esophageal cancers that express Guanylyl Cyclase C (“GCC”). Further to the work in this area, Liminatus expects to use the increased capital from this agreement to progress its GCC CAR-T therapy to a first in human clinical trial, and complete IND enabling studies for its next generation CD47 immune checkpoint inhibitor.

About the Transaction

The business combination implies a pro forma enterprise value of the combined company of approximately $334 million. The combined company is expected to receive gross cash proceeds of up to $316 million, comprising the $276 million held in Iris’ trust account (assuming no redemptions by public shareholders of Iris) and a concurrent, committed $15 million equity PIPE financing of common stock issued at $10.00 per share and $25 million convertible note financing with an initial conversion rate of $11.50 per share of common stock, subject to future adjustments based upon the price of Iris’ publicly traded common stock. The combined company will bear deferred underwriting commissions and transaction expenses out of the gross proceeds.

The transaction, which has been approved by Liminatus’s and Iris’ boards of directors, is expected to close in the first half of 2023, subject to review by the Securities and Exchange Commission (“SEC”) and effectiveness of the registration statement on Form S-4 to be filed with the SEC, approval by Iris’ shareholders, and satisfaction of the closing conditions set forth in the business combination agreement, including any applicable regulatory approvals.

“The agreement with Iris and the treatments we are now set to develop which have originated from leading global cancer scientists at the Thomas Jefferson University in the US and from Innobation in South Korea, will be a game changer for this area of the healthcare market. There is a significant unmet need for improved treatment for the cancer indications we are targeting, and with the increased capital, we are hopeful that the timelines for getting these potentially life-saving medicines to market have been accelerated”, said Chris Kim, CEO Liminatus.

Sumit Metha, CEO of Iris, commented, “Immuno-therapies are much in-demand and we believe they are one of the most promising medical treatments for cancer. This deal presents a good opportunity for our company to tap into a rapidly growing global cancer immunotherapy market, expected to hit around $262 billion dollars by 2030. We are very confident that our investors will be excited for this deal because of the position of these treatments in their development cycle, the global demand and the excellent team of scientific advisors and executives at Liminatus.”

About Liminatus Pharma LLC

Liminatus is a clinical-stage biopharmaceutical company developing novel cancer therapies that exploit the body's immune system to recognise and attack cancer cells. The development pipeline consists of chimeric antigen receptor (CAR)-T cell therapeutics, Guanylyl Cyclase C (GCC) cancer vaccine and CD47 immune checkpoint inhibitor.

About Iris Acquisition Corp

Iris Acquisition Corp (Nasdaq: IRAA) is a special purpose acquisition company listed on Nasdaq and sponsored by Iris Acquisition Holdings LLC, which is backed by Arrow Capital Multi Asset Fund. On March 9, 2021, Iris Acquisition Corp consummated the IPO of 27,600,000 units priced at $10 per unit, generating gross proceeds of $276,000,000. The Company was incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a high growth business.

About Arrow Capital

Arrow Capital is a registered investment management company with offices in Dubai (regulated by Dubai Financial Services Authority – DFSA) and Mauritius (regulated by Financial Services Commission – FSC).

Additional Information about the Business Combination and Where to Find It

In connection with the proposed business combination, the new public company to be formed in connection with the business combination, Iris Parent Holding Corp (“ParentCo”), to be renamed Liminatus Pharma, Inc. at the closing, intends to file a registration statement on Form S-4 (as it may be amended from time to time, the “Form S-4”) with the SEC. The Form S-4 will include a proxy statement/prospectus of Iris and a preliminary prospectus of ParentCo. The definitive proxy statement/prospectus will be sent to all Iris shareholders after it is declared effective by the SEC. Additionally, both Iris and ParentCo will file other relevant materials with the SEC in connection with the proposed business combination. Copies of the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. The information contained in, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release. Before making any voting or investment decision, investors and security holders of Iris are urged to read the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC in connection with the proposed business combination because they will contain important information about the proposed business combination and the parties to the proposed business combination.

Participants in Solicitation

Iris, ParentCo and Liminatus and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of Iris' shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of Iris's directors and officers in Iris' filings with the SEC, including Iris's annual report on Form 10-K for the fiscal year ended December 31, 2021 (the “Form 10-K”), Iris's initial public offering final prospectus, which was filed with the SEC on March 8, 2021, and Iris's subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. To the extent that holdings of Iris' securities by Iris' insiders have changed from the amounts reported therein, any such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Iris' shareholders in connection with the business combination will be included in the proxy statement/prospectus relating to the proposed business combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This communication shall also not constitute an offer to sell or a solicitation of an offer to buy any securities of Iris, ParentCo or Liminatus, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed business combination between Iris and Liminatus. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predict,” “potential,” “continue,” “strategy,” “future,” “opportunity,” “would,” “seem, ” “seek,” “outlook” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements include, without limitation, Liminatus's, ParentCo's and Iris' expectations with respect to anticipated financial impacts of the proposed business combination, the satisfaction of closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of Iris' Form 10-K and initial public offering prospectus, and its subsequent quarterly reports on Form 10-Q. and current reports on Form 8-K In addition, there will be risks and uncertainties described in the Form S-4 and other documents filed by Iris from time to time with the SEC. These filings would identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Many of these factors are outside Liminatus's and Iris' control and are difficult to predict. Many factors could cause actual future events to differ from the forward-looking statements in this communication, including but not limited to: (1) the outcome of any legal proceedings that may be instituted against Iris or Liminatus following the announcement of the proposed business combination; (2) the inability to complete the proposed business combination, including due to the inability to concurrently close the business combination and related transactions, including the private placement of common stock and convertible notes or due to failure to obtain approval of the shareholders of Iris; (3) the risk that the proposed business combination may not be completed by Iris' business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by Iris; (4) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval by the shareholders of Iris, and the receipt of certain governmental and regulatory approvals; (5) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the proposed business combination; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (7) volatility in the price of Iris' or the combined company’s securities; (8) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (9) the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees; (10) costs related to the proposed business combination; (11) changes in the applicable laws or regulations; (12) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (13) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which Liminatus operates; (14) the impact of the global COVID-19 pandemic; (15) the potential inability of the combined company to raise additional capital needed to pursue its business objectives or to achieve efficiencies regarding other costs; (16) the enforceability of Liminatus's intellectual property, including its licenses and related patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security; and (17) other risks and uncertainties described in Iris' Annual Report, its initial public offering prospectus, and its subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and to be described in the Form S-4 and other documents to be filed by Iris and ParentCo from time to time with the SEC. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. Liminatus, ParentCo and Iris caution that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. None of Liminatus, ParentCo or Iris gives any assurance that Liminatus, ParentCo or Iris will achieve its expectations. None of Liminatus, ParentCo or Iris undertakes or accepts any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, or should circumstances change, except as otherwise required by securities and other applicable laws.

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